Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION REPORTS

THIRD QUARTER 2006 RESULTS

- Sales of $114.3 Million, Order Intake of $116.9 Million -

- Income from Continuing Operations of $0.25 Per Diluted Share -

Irvine, California – October 25, 2006 – Newport Corporation (NASDAQ: NEWP) today reported financial results for its third quarter ended September 30, 2006, and provided guidance regarding its expected financial performance in the fourth quarter of 2006.

All statements in this press release refer to continuing operations unless otherwise indicated.

Sales in the third quarter of 2006 totaled $114.3 million, an increase of approximately 11% over the $103.0 million recorded in the prior year period. New orders received in the third quarter of 2006 totaled $116.9 million, an increase of approximately 18% over the $99.2 million recorded in the third quarter of 2005. These orders and sales resulted in a book-to-bill ratio of 1.02 in the third quarter of 2006. Newport’s book-to-bill ratio has exceeded 1.0 for eight of the last nine quarters.

Newport reported income from continuing operations in the third quarter of 2006 of $10.5 million, or $0.25 per diluted share, an increase of approximately 53% over the third quarter of 2005. Income from continuing operations in the first nine months of 2006 was $26.1 million, or $0.62 per diluted share, an increase of approximately 50% over the first nine months of 2005.

Net income for the third quarter of 2006 was $10.3 million, or $0.25 per diluted share, compared with a net loss of $2.3 million, or $0.05 per diluted share, in the comparable prior year period. The prior year period included a loss of $9.1 million, or $0.22 per diluted share, from discontinued operations related to the company’s robotic systems operations, which were sold in the fourth quarter of 2005. Net income for the first nine months of 2006 was $25.2 million, or $0.60 per diluted share, compared with net income of $5.1 million, or $0.12 per diluted share, in the first nine months of 2005, which included a loss from discontinued operations of $15.2 million, or $0.35 per diluted share, and an extraordinary gain of $2.9 million, or $0.07 per diluted share.

Sales in the first nine months of 2006 totaled $329.8 million, an increase of approximately 10% over the $299.9 million recorded in the first nine months of 2005. New orders received in the first nine months of 2006 totaled $345.9 million, an increase of approximately 14% over the first nine months of 2005.

Robert G. Deuster, chairman and chief executive officer, said, “We are very pleased with the strong growth in sales, orders and profits that we have achieved in 2006. The third quarter was our second consecutive quarter of all-time record sales, and our book-to-bill ratio in excess of 1.0 gives us confidence that we will be able to continue our top-line growth. We believe that this sales growth reflects our customers’ increasing recognition of the value we deliver to them with our unmatched portfolio of products and our unique ability to provide integrated photonics solutions.”

Deuster continued, “As announced earlier this week, we have signed an agreement to acquire Picarro, Inc.’s Laser Products business. We are very excited about this acquisition, which will extend our Excelsior™ family of products by adding a compact 488 nm solid-state laser with industry-leading performance and reliability. This laser, which has achieved design wins with a number of leading bio-instrumentation companies, will fill a gap in Newport’s laser product line for life and health sciences applications. The acquisition represents another key step in our strategy to serve this growing market with integrated light-engine solutions.”

Third quarter 2006 sales to customers in the scientific research and aerospace, defense and security markets were $38.7 million and represented approximately 34% of net sales. New orders received from customers in these markets in the third quarter of 2006 were $41.8 million, or approximately 36% of new orders. Sales in the first nine months of 2006 to customers in these markets were $110.8 million, or approximately 33% of net sales, and orders received totaled $117.2 million, or approximately 34% of new orders.

Third quarter 2006 sales to customers in the microelectronics market, which primarily includes semiconductor capital equipment customers, were $38.0 million, or approximately 33% of net sales. New orders received from customers in this market in the third quarter of 2006 were $35.3 million, or approximately 30% of new orders. Sales in the first nine months of 2006 to customers in the microelectronics market were $108.5 million, or approximately 33% of net sales. Orders received in the first nine months of 2006 were $116.1 million, or approximately 34% of new orders. Deuster noted, “While orders from microelectronics customers slowed somewhat sequentially in the third quarter of 2006 compared with the record second quarter level, they remained strong. In fact, on a year-over-year basis, new orders received in the third quarter of 2006 increased over 30% compared with the prior year period. We currently expect this market to remain healthy at least through the end of this year and into early 2007.”

Sales to customers in the life and health sciences market in the third quarter of 2006 were $19.3 million, or approximately 17% of net sales. New orders from customers in this market in the third quarter of 2006 were $18.5 million, or approximately 16% of new orders. Sales in the first nine months of 2006 to customers in the life and health sciences market were $55.0 million, or approximately 17% of net sales, and orders received in the same period were $52.4 million, or approximately 15% of new orders. “Our sales to customers in this market have increased approximately 18% in the first nine months of 2006 compared with the prior year period. We anticipate continued penetration of this market, augmented by the new laser products we are acquiring from Picarro,” said Deuster.

Sales to customers in industrial and all other end markets in the third quarter of 2006 were $18.3 million, or approximately 16% of net sales. New orders from customers in these markets in the third quarter of 2006 were $21.3 million, or approximately 18% of new orders. Sales in the first nine months of 2006 to customers in industrial and all other end markets were $55.5 million, or approximately 17% of net sales, and orders received in the same period were $60.2 million, or approximately 17% of new orders.

The company’s gross profit for the third quarter of 2006 was $51.1 million, or 44.7% of net sales, compared with $43.7 million, or 42.4% of net sales, in the third quarter of 2005. The company’s gross profit for the first nine months of 2006 was $144.3 million, or 43.7% of net sales, compared with $125.2 million, or 41.7% of net sales, in the first nine months of 2005. The increase in gross margin in both periods was due primarily to the operating leverage provided by the higher sales volume, as well as to approximately $1.8 million of licensing revenue and gross profit received in the third quarter of 2006 in connection with the licensing of certain intellectual property.

Selling, general and administrative (SG&A) expenses for the third quarter of 2006 were $29.4 million, or 25.7% of net sales, compared with $26.0 million, or 25.2% of net sales, in the third quarter of 2005. SG&A expenses for the first nine months of 2006 were $84.5 million, or 25.6% of net sales, compared with $76.2 million, or 25.4% of net sales, in the first nine months of 2005. The increases in absolute dollars were due primarily to the impact in the third quarter and nine months of 2006 of approximately $2.1 million and $3.9 million, respectively, of incremental non-cash expense related to the company’s equity incentive programs, which are now expensed in accordance with SFAS No. 123R. Also contributing to the increase were annual merit salary increases, higher incentive compensation, salary costs for new employees, payments of severance and increased variable expenses due to the higher sales level. These increases were offset in part by the realization of a gain of approximately $1.4 million resulting from the sale of certain non-core patents, which reduced SG&A expense.

Research and development (R&D) expense for the third quarter of 2006 was $10.7 million, or 9.4% of net sales, compared with $9.1 million, or 8.8% of net sales, in the third quarter of 2005. R&D expense for the first nine months of 2006 was $30.9 million, or 9.4% of net sales, compared with $26.7 million, or 8.9% of net sales, in the first nine months of 2005. Deuster noted, “We have continued to increase our investment in R&D, particularly in advanced laser development, because we believe that this investment is critical to our continued growth. We are seeing real benefits from the R&D investments we have made over the past two years, as the new products and solutions produced by these efforts have been significant contributors to our steady improvements in sales and income in 2006.”

Interest and other expense, net, totaled $0.3 million in the third quarter of 2006, compared with interest and other expense, net, of $0.7 million in the third quarter of 2005. Interest and other expense, net, totaled $0.6 million in the first nine months of 2006, compared with $1.9 million in the first nine months of 2005. The reduction in interest expense in the nine months of 2006 compared with the prior year period was driven primarily by a gain of approximately $0.9 million for the recognition of previously accumulated translation adjustments. These adjustments were recorded in the second quarter of 2006 when the company closed its sales office in Canada.

The income tax provision for the third quarter of 2006 was $0.1 million, compared with $1.1 million for the third quarter of 2005. In the third quarter of 2006, the company’s income tax expense, which typically covers some minimum required state and foreign tax payments, was almost fully offset by an adjustment of $1.0 million to certain income tax contingency reserves that were no longer required due to expiration of the statutory audit period.

The company’s cash, cash equivalents and marketable securities at the end of the third quarter of 2006 totaled $85.9 million, reflecting an increase of $8.3 million during the quarter. The increase in cash during the quarter resulted from the company’s strong cash earnings, offset in part by working capital changes associated with the higher sales levels and by approximately $4.3 million of cash used for capital expenditures during the quarter.

The company also noted that it is continuing its program to implement SAP as its global information system platform. The company capitalized approximately $2.2 million and $6.8 million due to this initiative in the third quarter and first nine months of 2006, respectively, in accordance with generally accepted accounting principles. The company noted that it converted to SAP at two facilities on October 1, 2006, and that SAP will be implemented at the remaining facilities over the next 12 to 18 months. The project is expected to require a total of approximately $15.0 million in capital expenditures.

FOURTH QUARTER 2006 BUSINESS OUTLOOK

The following statements are based on current expectations of the company’s management based on available information and refer to expected results from continuing operations. In addition, the statements do not include the financial impact of the potential acquisition of the Laser Products business of Picarro, Inc. These statements are forward-looking and actual results may differ materially as a result of the factors more specifically referenced below under the caption “SAFE HARBOR STATEMENT.”

Sales for the fourth quarter of 2006 are expected to be in the range of $118.0 million to $121.0 million. The company expects the sales level in the fourth quarter of 2006 to be higher than the third quarter of 2006 due to the expected seasonal strength in the scientific research market and the strong backlog currently scheduled to ship during the quarter. Sales at this level would reflect an increase of approximately 14% to 17% over the comparable quarter of 2005.

The company expects new orders in the fourth quarter of 2006 to be higher than the third quarter of 2006 and expects its book-to-bill ratio to slightly exceed 1.0 again in the fourth quarter.

Gross margin for the fourth quarter of 2006 is expected to be approximately 43.5% to 45.0%, depending on the actual sales level and the mix of product sales.

SG&A expenses for the fourth quarter of 2006 are expected to be similar to or slightly higher than the $29.4 million recorded in the third quarter of 2006.

R&D expenses for the fourth quarter are expected to be in the range of $10.8 million to $11.5 million.

The company expects to incur interest and other expense, net, of approximately $0.4 million in the fourth quarter of 2006.

The company expects its income tax rate to be approximately 16% to 17% in the fourth quarter of 2006. This amount will vary depending on certain state minimum taxes, taxes on foreign earnings and adjustments to reserve assumptions.

The company expects its number of diluted common shares outstanding for the fourth quarter of 2006 to be in the range of 42 million to 43 million, depending on the number of stock options exercised during the quarter, the projected vesting of performance-based restricted stock units and any share repurchases made by the company during the quarter.

Based on the factors noted above, the company expects earnings per diluted share in the fourth quarter of 2006 to be in the range of $0.22 to $0.25 per diluted share.

The company anticipates generating cash in the fourth quarter of 2006 in the range of $7.0 million to $10.0 million. Some of this cash is expected to be used to fund the acquisition of the laser business of Picarro, which is expected to close during the quarter. Even after this strategic cash outlay, the company expects to increase its cash balance in the fourth quarter of 2006.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced photonics technologies to customers in the scientific research, microelectronics manufacturing, aerospace and defense/security, life and health sciences and precision industrial manufacturing markets worldwide. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation and optical subsystems and precision automation to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s Midcap 400 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert G. Deuster, chairman and chief executive officer, and Charles F. Cargile, senior vice president, chief financial officer and treasurer, will host an investor conference call today, October 25, 2006, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s third quarter results and future business outlook. The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing (800) 967-7135 within the U.S. and Canada or (719) 457-2626 from abroad. The webcast will be archived on both web sites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling (888) 203-1112 within the U.S. and Canada and (719) 457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time (5:00 p.m. Pacific time) on October 25, 2006, through midnight Eastern time on Tuesday, October 31, 2006. The replay confirmation code is 4923567.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation the statements under the heading “Fourth Quarter 2006 Business Outlook” regarding Newport’s expected sales, new orders, book-to-bill ratio, gross margin, operating expenses, interest and other expense, net, income tax rate, number of diluted common shares, earnings per diluted share and cash generation for the fourth quarter of 2006 and the statements made by Robert G. Deuster and the company regarding the company’s overall sales growth potential, potential sales levels in the microelectronics and life and health sciences markets, the consummation of and sales growth potential resulting from the acquisition of the Laser Products business of Picarro, Inc., future R&D spending levels and potential revenue from new products, and the anticipated cost and implementation period of SAP that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended December 31, 2005, and in Newport’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2006, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the timing of acquisition and divestiture activities and the amounts of charges associated with those activities; the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to the life and health sciences market; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products, particularly those targeting the company’s strategic markets, will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Newport Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005
Net sales	$114,275	$103,005	$329,830	$299,871
Cost of sales	63,200	59,309	185,551	174,690

Gross profit	51,075	43,696	144,279	125,181
Selling, general and administrative expense	29,415	25,964	84,548	76,202
Research and development expense	10,714	9,066	30,850	26,718

Operating income	10,946	8,666	28,881	22,261
Interest and other expense, net	(347)	(690)	(563)	(1,887)

Income from continuing operations, before income taxes	10,599	7,976	28,318	20,374
Income tax provision	111	1,108	2,251	2,995

Income from continuing operations	10,488	6,868	26,067	17,379
Loss from discontinued operations, net of income taxes	(201)	(9,123)	(853)	(15,177)
Extraordinary gain on settlement of litigation	—	—	—	2,891

Net income (loss)	$10,287	$(2,255)	$25,214	$5,093

Basic income (loss) per share:
Income from continuing operations	$0.26	$0.17	$0.64	$0.42
Loss from discontinued operations	(0.01)	(0.23)	(0.02)	(0.37)
Extraordinary gain on settlement of litigation	—	—	—	0.07

Net income (loss)	$0.25	$(0.06)	$0.62	$0.12

Diluted income (loss) per share:
Income from continuing operations	$0.25	$0.17	$0.62	$0.40
Loss from discontinued operations	—	(0.22)	(0.02)	(0.35)
Extraordinary gain on settlement of litigation	—	—	—	0.07

Net income (loss)	$0.25	$(0.05)	$0.60	$0.12

Shares used in computation of income (loss) per share:
Basic	40,740	39,688	40,555	41,769
Diluted	41,798	41,094	41,738	43,245
Other operating data:
New orders received during the period	$116,932	$99,212	$345,900	$303,094
Backlog at end of period scheduled to ship within 12 months			$116,842	$96,075

Newport Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	September 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$45,789	$30,112
Marketable securities	40,115	40,910
Accounts receivable, net	81,231	75,222
Notes receivable, net	4,498	5,170
Inventories	89,518	75,504
Deferred income taxes	2,262	2,077
Prepaid expenses and other current assets	10,240	8,405

Total current assets	273,653	237,400
Property and equipment, net	55,295	50,424
Goodwill	173,440	173,440
Deferred income taxes	924	927
Intangible assets, net	47,928	50,840
Investments and other assets	15,786	16,375

	$567,026	$529,406

Liabilities and stockholders’ equity
Current liabilities:
Short-term obligations	$9,813	$12,559
Accounts payable	29,672	24,604
Accrued payroll and related expenses	25,652	22,562
Accrued expenses and other current liabilities	23,128	26,158
Accrued restructuring costs	739	1,122
Obligations under capital leases	131	77

Total current liabilities	89,135	87,082
Long-term debt	50,533	49,996
Obligations under capital leases, less current portion	1,279	1,299
Accrued pension, restructuring costs and other liabilities	14,851	14,446
Stockholders’ equity	411,228	376,583

	$567,026	$529,406